Filed Pursuant to Rule 424(b)(3)
File Number 333-125314

PROSPECTUS SUPPLEMENT NO. 2

Prospectus Supplement dated January 9, 2006
to Prospectus declared
effective on November 2, 2005,
as supplemented on November 22, 2005
(Registration No. 333-125314)

ROKWADER, INC.

This Prospectus Supplement No. 2 supplements our Prospectus dated November 2, 2005 and Prospectus Supplement No. 1 dated November 22, 2005. The shares that are the subject of the Prospectus have been registered for the conduct of a so-called “blank check offering” subject to Rule 419 of Regulation C, promulgated under the Securities Act of 1933, as amended. The offering is our initial public offering and contemplates the sale of 125,000 registered shares of the Company’s common stock, at a price of $1.00 per share, on a “best-efforts, all or none basis” until May 1, 2006, a period of 180 days from the date the Registration Statement was declared effective. The Company’s management is conducting the offering without the use of an underwriter or securities dealer and the Company will not pay commissions on the sale of the shares.

The securities sold and the proceeds of the offering will initially be held in escrow pending completion of a business combination. The funds received will initially be deposited in a non-interest bearing escrow account. If all of the 125,000 shares are not sold within the 180 day period, all escrowed funds will be promptly returned, without interest. If all of the 125,000 offered shares are sold within 180 days, then all of the funds will be transferred to an interest bearing escrow account, bearing interest at the Escrow Agent's then applicable rate for money market investment accounts. If the funds are retained in the escrow account, the Company has until May 2, 2007 (18 months from the date the Registration Statement was declared effective) to consummate a business combination with another entity.

You should read this Prospectus Supplement No. 2 together with the Prospectus and Prospectus Supplement No. 1.

This Prospectus Supplement No. 2 includes the attached Current Report on Form 8-K of Rokwader, Inc., dated January 4, 2006, as filed by us with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 9, 2006